March 24, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4 to Form 8-K of Transworld Benefits International, Inc. (the "Company") for the event that occurred on February 16, 2004 and are in agreement with the statements contained therein insofar as they relate to our firm. We were not informed of our dismissal by the Company until March 23, 2004.

                                             CORBIN & COMPANY, LLP